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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

BROOKE CORPORATION
(Exact name of registrant as specified in its charter)

Kansas	48-1009756
(State of incorporation or organization)	(IRS Employer Identification No.)

10895 Grandview Drive, Suite 250, Overland Park, Kansas 66210
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock	American Stock Exchange, LLC

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:

(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Item 1. Description of Registrant's Securities to be Registered

        The Company is authorized to issue 10,000,000 shares of capital stock which is divided into two classes, including 9,500,000 shares of common stock ($1.00 par value) and 500,000 shares of preferred stock. On March 26, 2003 the Company announced a six for one common stock split for common shareholders of record as of March 3, 2003. At the present time there are 4,595,898 common shares issued and outstanding.

        The holders of the Company's common stock have full voting rights. The shareholders of common stock have no preemptive or other rights to subscribe to additional shares offered by the Company. All outstanding shares of common stock are fully paid and nonassessable. Each outstanding share of common stock will be entitled to one vote on each matter submitted to a vote, including one vote for each directorship to be filled. All voting is on a non-cumulative basis. Accordingly, holders of a majority of the shares of common stock present or while represented by proxy in a meeting will be able to elect all the Board of Directors and minority shareholders will not be able to elect representatives to the Board. Subject to any preferences granted to holders of any shares of preferred stock, holders of shares of common stock are entitled to receive such dividends if, as and when declared by the Board of Directors out of the assets of the Company properly and legally applicable to the dividends in such amount and payable at such times and at such place or places as the Board of Directors may from time to time determine and to participate pro rata in any distribution of the Company's assets after payment or reservation of funds for payment of its liabilities. Although the Company's Preferred Stock is not being registered pursuant to this Form 8A, holders of the Company's Preferred Stock have no voting rights except to prohibit the authorization of any shares with priority or parity to the Preferred Stock and to prohibit changing any terms of the Preferred Stock.

        The Company wishes to and hereby does incorporate by reference Item 2(c) of the Company's Quarterly Report on Form 10-QSB for the quarter ended March 15, 2003 filed May 12, 2003 with the Commission, Item 5 "Market for Common Equity and Related Stockholder Matters" of the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002 filed March 27, 2003 with the Commission, the Company's Form S-8 (File No. 333-            ) that was filed with the Commission on February 26, 2002, the Company's section under "Proposal 1—Election of Directors" in the Definitive Proxy Schedule 14A filed with the Commission on April 2, 2003, and the Certificate of Amendment to and Restatement of the Articles of Incorporation of the Company that are attached as Exhibit 3.01 to the Company's Quarterly Report on Form 10-QSB for the quarter ended March 15, 2001 that was filed with the Commission on May 15, 2001.

Item 2. Exhibits.

        N/A

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BROOKE CORPORATION
Date: May 23, 2003	By:	/s/ KYLE GARST Kyle Garst, Vice President

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  Item 1. Description of Registrant's Securities to be Registered
  Item 2. Exhibits.
SIGNATURE